Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Ryan Gwillim
Vice President - Finance and Treasurer
Phone:	847-735-4926

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Second Quarter Results

Strong Margin Expansion and Operating Leverage Drives Earnings Growth

Consolidated Second Quarter GAAP Diluted EPS of $1.28 and As Adjusted Diluted EPS of $1.45

Full-Year EPS Guidance: 2019 - $4.20 to $4.30 per share; 2020 - Maintain Target of $5.00 to $5.50 per share

Increased Share Repurchase Authorization to $600M; $330M of Repurchases Planned for Second-Half 2019
METTAWA, Ill., July 25, 2019 -- Brunswick Corporation (NYSE: BC) today reported results for the second quarter of 2019:
Second Quarter 2019 Highlights:

	Q2 2019
$ millions (except per share data)	GAAP	Increase	As Adjusted	Increase
Net Sales	$1,163.5	1.3%	$1,164.2	3.1%
Operating Earnings	$162.7	74.8%	$180.1	14.6%
Operating Margin	14.0%	590 bps	15.5%	160 bps
Operating Leverage	NM		65%
Diluted EPS	$1.28		$1.45

bps = basis points NM = not meaningful

"The second quarter represents a pivotal point in Brunswick's transition to a pure-play marine company, and we have tremendous confidence in the future of our business," said Brunswick Chief Executive Officer David Foulkes. "Completing the Fitness transaction allows us to center our strategy and message on our unparalleled marine platform. In addition, the combination of deploying sales proceeds, reinforced by today's announcement of more aggressive share repurchases, and the decisive actions announced earlier this week and last month regarding the structural reduction of approximately $50 million in annual run-rate costs across the enterprise, enables us to substantially enhance our long-term earnings power under a range of potential market scenarios.

"The demand environment in the first-half of 2019 was challenging in certain of our businesses, due in significant part to unfavorable weather across many regions of the U.S. and Canada. Muted market demand affected both our Marine Engine and Boat segments, mostly through reduced demand for value boats and lower horsepower outboard engines. However, the contributions from Power Products along with our continued focus on new product development, technology leadership, operational excellence, our stable parts and accessories business, and business model evolution all enabled strong margin performance and strengthened our overall growth profile.

"Our Marine Engine segment posted modest top-line growth, led by benefits from the Power Products acquisition and continued robust demand for, and market share gains in, higher horsepower outboard engine products.  These sales gains, along with steady margin accretion and cost management actions, supported strong earnings growth in the quarter. The boat business reported slight sales and earnings declines, with gains in premium offerings, including Lund and Sea Ray Sport Boats and Cruisers, and cost management actions, offset by sales declines in value aluminum products and pontoons.

"Importantly, assuming market conditions consistent with this year, we remain confident in our 2020 earnings targets given the anticipated full-year benefits of the cost reduction and share repurchase actions discussed above, along with continued operating improvements and second-half 2019 pipelines adjustments," Foulkes continued.

Capital Strategy Actions

"As previously discussed, we plan to be very aggressive in deploying the proceeds from the sale of our Fitness business to enhance shareholder returns," said Foulkes. "Our board has increased our existing share repurchase authorization to $600 million and we plan to repurchase $330 million of shares in the second-half of 2019, bringing the full-year total to $400 million. This increased authorization also provides flexibility to continue with an aggressive share repurchase schedule beyond this year as market conditions allow.

"In addition, we continue to execute against planned actions to strengthen our balance sheet and, earlier this month, we called our $150 million of outstanding 2021 senior notes to be redeemed in August, and completed the exit of our defined benefit pension plans. Lastly, we continue to evaluate acquisition opportunities, primarily within our parts and accessories business.

Discontinued Operations

On June 27, 2019, Brunswick completed the sale of its Fitness business. Starting with the second quarter of 2019, the historical and future results of this business are now reported as discontinued operations. Therefore, for all periods presented in this release, all figures and outlook statements incorporate this change and reflect continuing operations only, unless otherwise noted.

2019 Second Quarter Results

For the second quarter of 2019, Brunswick reported consolidated net sales of $1,163.5 million, up from $1,148.7 million a year earlier, with $19.9 million of sales related to Sport Yacht and Yachts in the second quarter of 2018. As a reminder, these operations were wound down in the third quarter of 2018. Diluted EPS for the quarter was $1.28 on a GAAP basis and $1.45 on an as adjusted basis. Comparative second quarter earnings results, including reconciliations of GAAP to as adjusted amounts, are shown below:

	Operating Earnings		Diluted Earnings Per Share
$ millions (except per share data)	Q2 2019	Q2 2018	Q2 2019	Q2 2018
GAAP	$162.7	$93.1	$1.28	$0.77
Restructuring, exit, impairment, and other charges	5.9	34.2	0.05	0.31
Purchase accounting amortization	7.3	—	0.06	—
Acquisition Related Costs	1.3	2.5	0.01	0.02
Sport Yacht & Yachts	2.9	27.4	0.03	0.24
Special Tax Items	—	—	0.02	(0.01)
As Adjusted	$180.1	$157.2	$1.45	$1.33
Percent Increase	14.6%		9.0%

GAAP Operating Margin	14.0%	8.1%	590 bps
Adjusted Operating Margin	15.5%	13.9%	160 bps

bps = basis points NM = not meaningful

Review of Cash Flow and Balance Sheet

Cash and marketable securities totaled $668.5 million at the end of the second quarter, up $364.3 million from year-end 2018 levels. This increase mostly reflects $473.8 million of cash from discontinued operations, including proceeds received from the sale of the Fitness business. Additionally, this includes net cash provided by operating activities during the first six months of the year of $147.4 million, which was lower by $19.6 million primarily as a result of more unfavorable changes in working capital during the first-half of the year, partially offset by higher net earnings, net of non-cash expenditures and lower pension contributions.

In addition, investing and financing activities resulted in a net cash usage of $258.3 million during the first half of 2019, and included $135.2 million of capital expenditures, $69.8 million of share repurchases, $64.4 million related to an acquisition, $55.0 million of net proceeds from issuances and retirements of debt, and $36.4 million of dividend payments.

Marine Engine Segment

The Marine Engine segment, which manufactures and distributes marine propulsion systems and related parts and accessories, reported net sales of $871.5 million in the second quarter of 2019, up 4.5 percent from $834.3 million in the second quarter of 2018. The Power Products acquisition contributed approximately 8 percent to the growth rate in the quarter. International sales, which represented 30 percent of total segment sales in the quarter, were up 9 percent compared to the prior year period. For the quarter, the Marine Engine segment reported operating earnings of $164.6 million, which included $7.2 million of purchase accounting amortization related to the Power Products acquisition and restructuring, exit, and impairment charges of $0.6 million. This compares with $149.1 million of operating earnings in the second quarter of 2018, which included $2.5 million of acquisition related costs.

The addition of Power Products and continued gains in higher horsepower outboard engine categories contributed to sales and earnings increases in the quarter, offsetting softness in outboard engines 150 horsepower and below and sterndrive engines. In addition, earnings growth was positively affected by favorable impacts from changes in product and customer mix and cost control measures, which offset the impact from tariffs and unfavorable changes in foreign exchange rates.

Boat Segment

The Boat segment, which manufactures and distributes recreational boats, reported net sales of $366.6 million for the second quarter of 2019, a decrease from $394.9 million in the second quarter of 2018, which included $19.9 million of Sport Yacht and Yacht sales. International sales, which represented 26 percent of total segment sales in the quarter, decreased by 17 percent compared to the prior year. For the second quarter of 2019, the Boat segment reported operating earnings of $20.8 million, which included $2.9 million of Sport Yacht and Yacht charges, $2.6 million of restructuring, exit, and impairment charges, and $1.4 million of acquisition-related costs and amortization related to the acquisition of Freedom Boat Club. This compares to an operating loss of $32.2 million in the second quarter of 2018 which included $33.5 million of restructuring, exit, and impairment charges and Sport Yacht and Yacht operating losses of $27.4 million.

Sales and operating earnings comparisons were both affected by the exit from the Sport Yacht and Yacht business in the second-half of 2018. Excluding this factor, sales decreased slightly despite gains in certain premium categories. Operating earnings declined as benefits from cost control measures were more than offset by the impact of lower volume and higher retail discounts required to lower pipelines in the second-half of the year.

2019 and 2020 Outlook

"Despite near-term market challenges, our longer-term outlook remains very positive and consistent with our established strategic plan," said Foulkes. "Our marine businesses remain healthy and, as a result of steady investment in new products and technology, we continue to gain market share throughout our premium product categories that significantly contribute to our earnings growth. Our P&A business is a formidable, aftermarket-focused asset that provides stable top-line and earnings performance in all market conditions, and we are now the leader in the emerging boating shared access market through our acquisition of Freedom Boat Club, which was completed in the second quarter and is performing to plan.

"After considering first-half market performance, we now anticipate U.S. marine industry retail unit demand for the year being down mid-single digit percent versus 2018, resulting in slight overall revenue growth versus prior year, with Power Products adding 4 percent of growth to consolidated sales comparisons. Marine Engine sales are expected to grow between 2 and 4 percent and Boat Group sales are expected to decline by between 6 and 7 percent. We are projecting strong sales contributions from Power Products, higher horsepower outboard engines, and certain of our premium boat brands, and expect stable performance by the parts and accessories business. Anticipated headwinds include lower sales of outboard engines 150 horsepower and below, value boat products, and certain Boston Whaler product lines in advance of impending new product launches. We are also planning to significantly lower wholesale shipments in the second-half, which is necessary to realign pipelines with demand, resulting in overall pipeline levels at year-end that are meaningfully down in overall units versus 2018 and consistent on a weeks-on-hand basis, providing a solid base entering 2020. Finally, we believe that international regions will provide growth in the Marine Engine segment, while international boat sales will continue to be a headwind.

"From a margin perspective, we are projecting solid improvements in gross and operating margins. This performance reflects benefits from new products, overall improved manufacturing efficiencies, cost reduction and containment initiatives, and acquisition contributions, while tariffs and currency fluctuations remain headwinds. We have appropriately adjusted our cost structure to compensate for lower demand, while prioritizing investment in new products and profit enhancing initiatives. We anticipate adjusted operating earnings to increase by a low-to-mid-single digit percent.

"Given all the factors discussed above, our guidance for 2019 as adjusted diluted EPS is in the range of $4.20 to $4.30. In addition, considering the positive momentum created by actions taken this year, including the full-year benefits from cost measures and the execution of our capital strategy, we are maintaining our 2020 EPS target of $5.00 to $5.50, assuming steady macro-economic conditions and a retail marine market that is flat to 2019," Foulkes concluded.

Use of Non-GAAP Financial Information

A reconciliation of GAAP to non-GAAP financial measures used in this release is provided in the reconciliation sections of the consolidated financial statements accompanying this release.

In order to better align Brunswick's reported results with the internal metrics used by Brunswick's management to evaluate business performance as well as to provide better comparisons to prior periods and peer data, non-GAAP measures used in this release exclude the impact of purchase accounting amortization related to the Power Products and Freedom Boat Club acquisitions.

Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include pension settlement charges, restructuring, exit, and impairment costs, special tax items, acquisition-related costs, and certain other unusual adjustments.

Conference Call Scheduled

Brunswick will host a conference call today at 10 a.m. CDT, hosted by David M. Foulkes, chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Ryan M. Gwillim, vice president - finance and treasurer. The call will be broadcast over the Internet at ir.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at ir.brunswick.com.

Security analysts and investors wishing to participate via telephone should call 866-353-8985 (passcode: Brunswick Q2). Callers outside of North America should call 409-217-8085 (passcode: Brunswick Q2) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through 2 p.m. EDT Wednesday July 31, 2019, by calling 855-859-2056 or international dial 404-537-3406 (passcode: 1392116). The replay will also be available at www.brunswick.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates, and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “expect,” “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income consumers have available for discretionary spending, tight consumer credit markets, and the level of consumer confidence on the demand for our products and services; our ability to successfully implement our strategic plan and growth initiatives; our ability to integrate targeted acquisitions, including the Global Marine & Mobile Business of Power Products; having to record an impairment to the value of goodwill and other assets; changes to U.S. trade policy and tariffs; the inability to identify and complete targeted acquisitions; the potential for disruption to our business in connection with the Fitness sale or Power Products acquisition and integration, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with these transactions; the possibility that the expected synergies and value creation from these transactions will not be realized or will not be realized within the expected time period; negative currency trends, including shifts in exchange rates; fiscal policy concerns; adequate financing access for dealers and customers and our ability to access capital and credit markets; maintaining effective distribution; adverse economic, credit, and capital market conditions; loss of key customers; attracting and retaining skilled labor and implementing succession plans for key leadership; inventory reductions by dealers, retailers, or independent boat builders; requirements for us to repurchase inventory; actual or anticipated increases in costs, disruptions of supply, or defects in raw materials, parts, or components we purchase from third parties, including as a the result of new tariffs on raw materials, increased demand for shipping carriers, and transportation disruptions; higher energy and fuel costs; our ability to protect our brands and intellectual property; absorbing fixed costs in production; managing our manufacturing footprint; outages, breaches, or other cybersecurity events regarding our technology systems, which could result in lost or stolen information and associated remediation costs; managing our share repurchases; competitive pricing pressures; our ability to develop new and innovative products and services at a competitive price, in legal compliance with existing rules; maintaining product quality and service standards; product liability, warranty, and other claims risks; legal and regulatory compliance, including increased costs, fines, and reputational risks; changes in income tax legislation or enforcement; certain divisive shareholder activist actions; joint ventures that do not operate solely for our benefit; international business risks; and weather and catastrophic event risks.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2018 and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release or for changes by wire services or Internet service providers.

About Brunswick

Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury Marine outboard engines; Mercury MerCruiser sterndrive and inboard packages; Mercury global parts and accessories including propellers and SmartCraft electronics; Power Products Integrated Solutions; MotorGuide trolling motors; Attwood,

Garelick, and Whale marine parts; Land ’N’ Sea, BLA, Payne’s Marine, Kellogg Marine, and Lankhorst Taselaar marine parts distribution; Mercury and Quicksilver parts and oils; Bayliner, Boston Whaler, Crestliner, Cypress Cay, Harris, Lowe, Lund, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern boats; Boating Services Network, Freedom Boat Club, NAUTIC-ON, OnBoard Boating Club and Rentals. For more information, visit https://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	June 29, 2019	June 30, 2018	% Change
Net sales	$1,163.5	$1,148.7	1%
Cost of sales	835.5	867.5	-4%
Selling, general and administrative expense	126.4	121.4	4%
Research and development expense	33.5	32.5	3%
Restructuring, exit and impairment charges	5.4	34.2	-84%
Operating earnings	162.7	93.1	75%
Equity earnings	1.6	1.4	14%
Other expense, net	(0.1)	(2.4)	-96%
Earnings before interest and income taxes	164.2	92.1	78%
Interest expense	(20.8)	(8.2)	NM
Interest income	0.4	0.6	-33%
Earnings before income taxes	143.8	84.5	70%
Income tax provision	31.7	16.4	93%
Net earnings from continuing operations	$112.1	$68.1	65%

Discontinued operations:
Earnings from discontinued operations, net of tax	$6.9	$10.9	-37%
Loss on disposal of discontinued operations, net of tax	(41.5)	—	NM
Net earnings (loss) from discontinued operations, net of tax	(34.6)	10.9	NM
Net earnings	$77.5	$79.0	-2%

Earnings (loss) per common share:
Basic
Earnings from continuing operations	$1.29	$0.78	65%
Earnings (loss) from discontinued operations	(0.40)	0.12	NM
Net earnings	$0.89	$0.90	-1%

Diluted
Earnings from continuing operations	$1.28	$0.77	66%
Earnings (loss) from discontinued operations	(0.39)	0.13	NM
Net earnings	$0.89	$0.90	-1%

Weighted average shares used for computation of:
Basic earnings (loss) per common share	86.9	87.6
Diluted earnings (loss) per common share	87.3	88.2

Effective tax rate	22.0%	19.4%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations - Reconciliations to Adjusted Metrics (in millions, except per share data) (unaudited)

	Three Months Ended
	June 29, 2019	June 30, 2018	% Change
Reconciliations
Net sales	$1,163.5	$1,148.7	1%
Sport yacht & yachts (1)	0.7	(19.9)
Adjusted net sales	$1,164.2	$1,128.8	3%

Gross margin	$328.0	$281.2	17%
Sport yacht & yachts (1)	2.5	23.2
Adjusted gross margin	$330.5	$304.4	9%

Operating earnings	$162.7	$93.1	75%
Restructuring, exit, impairment and other charges (4)	5.9	34.2
Purchase accounting amortization (2)	7.3	—
Sport yacht & yachts (1)	2.9	27.4
Acquisition-related costs (3)	1.3	2.5
Adjusted operating earnings	$180.1	$157.2	15%

Earnings before income taxes	$143.8	$84.5	70%
Restructuring, exit, impairment and other charges (4)	5.9	34.2
Purchase accounting amortization (2)	7.3	—
Sport yacht & yachts (1)	2.9	27.4
Acquisition related costs (3)	1.3	2.5
Adjusted pretax earnings	$161.2	$148.6	8%

Diluted earnings per common share from continuing operations	$1.28	$0.77	66%
Restructuring, exit, impairment and other charges (4)	0.05	0.31
Purchase accounting amortization (2)	0.06	—
Sport yacht & yachts (1)	0.03	0.24
Special tax items	0.02	(0.01)
Acquisition related costs (3)	0.01	0.02
Adjusted diluted earnings per common share from continuing operations	$1.45	$1.33	9%

(1) In the second quarter of 2018, the Company announced its intention to wind down Sport yacht & yacht operations. In the second quarter of 2019, the Company recorded charges of $2.9 million related to the Sport yacht & yachts, consisting of ($0.7) million of net sales, $1.8 million of Cost of sales (COS) and $0.4 million of Selling, general and administrative expense (SG&A). Sport yacht & yacht operations had operating losses of $27.4 million for the three months ended June 30, 2018, consisting of $19.9 million of Net sales, $43.1 million of COS and $4.2 million of SG&A.

(2) The Company recorded purchase accounting amortization of $7.2 million and $0.1 million in SG&A, within the Marine Engine and Boat segments, respectively, in the second quarter of 2019.

(3) In the second quarter of 2019, as a result of the Freedom Boat Club acquisition, the Company recorded acquisition-related costs of $1.3 million in SG&A within the Boat segment. In the second quarter of 2018, as a result of the Power Products acquisition, the Company recorded acquisition-related costs of $2.5 million in SG&A within the Marine Engine segment.

(4) The Company recorded $5.4 million and $34.2 million of restructuring, exit and impairment charges in the second quarter of 2019 and 2018, respectively. Additionally, the Company recorded $0.5 million of IT transformation charges in SG&A within Corporate/Other in the second quarter of 2019.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Six Months Ended
	June 29, 2019	June 30, 2018	% Change
Net sales	$2,214.2	$2,115.7	5%
Cost of sales	1,606.7	1,591.4	1%
Selling, general and administrative expense	259.9	237.6	9%
Research and development expense	62.2	62.3	0%
Restructuring, exit and impairment charges	8.6	36.8	-77%
Operating earnings	276.8	187.6	48%
Equity earnings	3.5	2.4	46%
Other expense, net	(1.7)	(2.8)	-39%
Earnings before interest and income taxes	278.6	187.2	49%
Interest expense	(40.6)	(14.9)	NM
Interest income	0.8	1.3	-38%
Earnings before income taxes	238.8	173.6	38%
Income tax provision	50.5	41.7	21%
Net earnings from continuing operations	$188.3	$131.9	43%

Discontinued operations:
Earnings (loss) from discontinued operations, net of tax	$(105.6)	$20.0	NM
Loss on disposal of discontinued operations, net of tax	(41.5)	—	NM
Net earnings (loss) from discontinued operations, net of tax	(147.1)	20.0	NM
Net earnings	$41.2	$151.9	-73%

Earnings (loss) per common share:
Basic
Earnings from continuing operations	$2.16	$1.50	44%
Earnings (loss) from discontinued operations	(1.69)	0.23	NM
Net earnings	$0.47	$1.73	-73%

Diluted
Earnings from continuing operations	$2.15	$1.49	44%
Earnings (loss) from discontinued operations	(1.68)	0.23	NM
Net earnings	$0.47	$1.72	-73%

Weighted average shares used for computation of:
Basic earnings (loss) per common share	87.2	87.8
Diluted earnings (loss) per common share	87.7	88.5

Effective tax rate	21.1%	24.0%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations - Reconciliations to Adjusted Metrics (in millions, except per share data) (unaudited)

	Six Months Ended
	June 29, 2019		June 30, 2018	% Change
Reconciliations
Net sales	$2,214.2		$2,115.7	5%
Sport yacht & yachts 1)	0.7		(35.0)
Adjusted net sales	$2,214.9		$2,080.7	6%

Gross margin	$607.5		$524.3	16%
Sport yacht & yachts (1)	2.5		26.8
Adjusted gross margin	$610.0		$551.1	11%

Operating earnings	$276.8		$187.6	48%
Restructuring, exit, impairment and other charges (4)	9.1		36.8
Purchase accounting amortization (2)	14.5		—
Sport yacht & yachts (1)	2.9		35.5
Acquisition-related costs (3)	1.3	—	2.5
Adjusted operating earnings	$304.6		$262.4	16%

Earnings before income taxes	$238.8		$173.6	38%
Restructuring, exit, impairment and other charges (4)	9.1		36.8
Purchase accounting amortization (2)	14.5		—
Sport yacht & yachts (1)	2.9		35.5
Acquisition-related costs (3)	1.3		2.5
Adjusted pretax earnings	$266.6		$248.4	7%

Diluted earnings per common share	$2.15		$1.49	44%
Restructuring, exit, impairment and other charges (4)	0.07		0.32
Purchase accounting amortization (2)	0.13		—
Sport yacht & yachts (1)	0.03		0.32
Acquisition-related costs (3)	0.01		0.02
Special tax items	0.00		0.06
Adjusted diluted earnings per common share	$2.39		$2.21	8%

(1) In the second quarter of 2018, the Company announced its intention to wind down Sport yacht & yacht operations. In the second quarter of 2019, the Company recorded charges of $2.9 million related to the Sport yacht & yachts, consisting of ($0.7) million of net sales, $1.8 million of Cost of sales (COS) and $0.4 million of Selling, general and administrative expense (SG&A). Sport yacht & yacht operations had operating losses of $35.5 million for the six months ended June 30, 2018, consisting of $35.0 million of Net sales, $61.8 million of COS and $8.7 million of SG&A.

(2) The Company recorded purchase accounting amortization of $14.4 million and $0.1 million in SG&A, within the Marine Engine and Boat segments, respectively, in the second quarter of 2019.

(3) In the second quarter of 2019, as a result of the Freedom Boat Club acquisition, the Company recorded acquisition-related costs of $1.3 million in SG&A within the Boat segment. In the second quarter of 2018, as a result of the Power Products acquisition, the Company recorded acquisition-related costs of $2.5 million in SG&A within the Marine Engine segment.

(4) The Company recorded $8.6 million and $36.8 million of restructuring, exit and impairment charges in the second quarter of 2019 and 2018, respectively. Additionally, the Company recorded $0.5 million of IT transformation charges in SG&A within Corporate/Other in the second quarter of 2019.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - GAAP

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	Jun 29, 2019	Jun 30, 2018	% Change	Jun 29, 2019	Jun 30, 2018	% Change	Jun 29, 2019	Jun 30, 2018
Marine Engine	$871.5	$834.3	4%	$164.6	$149.1	10%	18.9%	17.9%
Boat	366.6	394.9	-7%	20.8	(32.2)	NM	5.7%	-8.2%
Marine eliminations	(74.6)	(80.5)	-7%	—	—
Total Marine	1,163.5	1,148.7	1%	185.4	116.9	59%	15.9%	10.2%

Corporate/Other	—	—		(22.7)	(23.8)	-5%
Total	$1,163.5	$1,148.7	1%	$162.7	$93.1	75%	14.0%	8.1%

	Six Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	Jun 29, 2019	Jun 30, 2018	% Change	Jun 29, 2019	Jun 30, 2018	% Change	Jun 29, 2019	Jun 30, 2018
Marine Engine	$1,637.5	$1,521.4	8%	$277.5	$244.8	13%	16.9%	16.1%
Boat	739.9	771.4	-4%	42.8	(17.8)	NM	5.8%	-2.3%
Marine eliminations	(163.2)	(177.1)	-8%	—	—
Total Marine	2,214.2	2,115.7	5%	320.3	227.0	41%	14.5%	10.7%

Corporate/Other	—	—		(43.5)	(39.4)	10%
Total	$2,214.2	$2,115.7	5%	$276.8	$187.6	48%	12.5%	8.9%

NM = Not meaningful

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information - As Adjusted

	Three Months Ended
	Net Sales (1)				Operating Earnings (Loss) (2)				Operating Margin
	Jun 29, 2019	Jun 30, 2018	% Change		Jun 29, 2019		Jun 30, 2018	% Change	Jun 29, 2019	Jun 30, 2018
Marine Engine	$871.5	$834.3	4%		$172.4		$151.6	14%	19.8%	18.2%
Boat	367.3	375.0	-2%	—	27.7	—	28.7	-3%	7.5%	7.7%
Marine eliminations	(74.6)	(80.5)	-7%		—		—
Total Marine	1,164.2	1,128.8	3%		200.1		180.3	11%	17.2%	16.0%

Corporate/Other	—	—			(20.0)	—	(23.1)	-13%
Total	$1,164.2	$1,128.8	3%		$180.1		$157.2	15%	15.5%	13.9%

(1) Net sales for the three months ended June 29, 2019 and June 30, 2018 excludes ($0.7) million and $19.9 million, respectively, related to Sport yacht & yachts.

(2) Operating earnings (loss) for the three months ended June 29, 2019 excludes $17.4 million of charges; the Marine Engine segment excludes charges of $7.8 million, comprised of $7.2 million of purchase accounting amortization and $0.6 million of restructuring, exit and impairment charges; the Boat segment excludes charges of $6.9 million, comprised of $2.9 million related to Sport yacht & yachts, $2.6 million of restructuring, exit and impairment charges, $1.3 million of acquisition-related costs and $0.1 million of purchase accounting amortization; and Corporate/Other excludes charges of $2.7 million, comprised of $2.2 million restructuring, exit and impairment charges and $0.5 million of IT transformation costs.

Operating earnings (loss) for the three months ended June 30, 2018 excludes $64.1 million of charges; the Boat segment excludes charges of $60.9 million, comprised $33.5 million of restructuring, exit and impairment charges and $27.4 million related to Sport yacht & yachts; the Marine Engine segment excludes $2.5 million of acquisition-related costs; and Corporate/Other excludes $0.7 million of restructuring, exit and impairment charges.

	Six Months Ended
	Net Sales (3)			Operating Earnings (Loss) (4)			Operating Margin
	Jun 29, 2019	Jun 30, 2018	% Change	Jun 29, 2019	Jun 30, 2018	% Change	Jun 29, 2019	Jun 30, 2018
Marine Engine	$1,637.5	$1,521.4	8%	$292.5	$247.3	18%	17.9%	16.3%
Boat	740.6	736.4	1%	51.7	53.8	-4%	7.0%	7.3%
Marine eliminations	(163.2)	(177.1)	-8%	—	—
Total Marine	2,214.9	2,080.7	6%	344.2	301.1	14%	15.5%	14.5%

Corporate/Other	—	—		(39.6)	(38.7)	-2%
Total	$2,214.9	$2,080.7	6%	$304.6	$262.4	16%	13.8%	12.6%

(3) Net sales for the six months ended June 29, 2019 and June 30, 2018 excludes ($0.7) million and $35.0 million, respectively, related to Sport yacht & yachts.

(4) Operating earnings (loss) for the six months ended June 29, 2019 excludes $27.8 million of charges; the Marine Engine segment excludes charges of $15.0 million, comprised of $14.4 million of purchase accounting amortization and $0.6 million of restructuring, exit and impairment charges; the Boat segment excludes charges of $8.9 million, comprised of $4.6 million of restructuring, exit and impairment charges, $2.9 million related to Sport yacht & yachts, $1.3 million of acquisition-related costs and $0.1 million of purchase accounting amortization; and Corporate/Other excludes charges of $3.9 million, comprised of $3.4 million restructuring, exit and impairment charges and $0.5 million of IT transformation costs.

Operating earnings (loss) for the six months ended June 30, 2018 excludes $74.8 million of charges; the Boat segment excludes charges of $71.6 million, comprised of $36.1 million of restructuring, exit and impairment charges and $35.5 million of losses from Sport yacht & yachts; the Marine Engine segment excludes $2.5 million of acquisition-related costs; and Corporate/Other excludes $0.7 million of restructuring, exit and impairment charges.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Disaggregated Revenue
	Three Months Ended
	June 29, 2019
	Marine Engine	Boat (1)	Total
Geographic Markets
United States	$610.7	$271.2	$881.9
Europe	125.7	34.6	160.3
Asia-Pacific	57.4	6.4	63.8
Canada	39.5	47.4	86.9
Rest-of-World	38.2	7.0	45.2
Marine eliminations	(74.6)	—	(74.6)
Total	$796.9	$366.6	$1,163.5

Major Product Lines
Propulsion	$404.9	$—	$404.9
Parts & Accessories	466.6	—	466.6
Aluminum Freshwater Boats	—	160.8	160.8
Recreational Fiberglass Boats	—	119.5	119.5
Saltwater Fishing Boats	—	82.6	82.6
Business Acceleration	—	3.7	3.7
Marine eliminations	(74.6)	—	(74.6)
Total	$796.9	$366.6	$1,163.5

	Six Months Ended
	June 29, 2019
	Marine Engine	Boat (1)	Total
Geographic Markets
United States	$1,134.9	$545.1	$1,680.0
Europe	244.9	71.3	316.2
Asia-Pacific	113.5	11.8	125.3
Canada	70.8	97.4	168.2
Rest-of-World	73.4	14.3	87.7
Marine eliminations	(163.2)	—	(163.2)
Total	$1,474.3	$739.9	$2,214.2

Major Product Lines
Propulsion	$804.9	$—	$804.9
Parts & Accessories	832.6	—	832.6
Aluminum Freshwater Boats	—	327.0	327.0
Recreational Fiberglass Boats	—	234.5	234.5
Saltwater Fishing Boats	—	172.8	172.8
Business Acceleration	—	5.6	5.6
Marine eliminations	(163.2)	—	(163.2)
Total	$1,474.3	$739.9	$2,214.2

(1) Includes ($0.7) million of Sea Ray Sport yacht & yachts in the United States for both the three and six months ended June 29, 2019.

	Three Months Ended
	June 30, 2018
	Marine Engine	Boat (1)	Total
Geographic Markets
United States	$594.4	$279.9	$874.3
Europe	113.2	42.0	155.2
Asia-Pacific	50.5	6.9	57.4
Canada	39.4	58.1	97.5
Rest-of-World	36.8	8.0	44.8
Marine eliminations	(80.5)	—	(80.5)
Total	$753.8	$394.9	$1,148.7

Major Product Lines
Propulsion	$426.3	$—	$426.3
Parts & Accessories	408.0	—	408.0
Aluminum Freshwater Boats	—	169.7	169.7
Recreational Fiberglass Boats	—	140.5	140.5
Saltwater Fishing Boats	—	84.0	84.0
Business Acceleration	—	0.7	0.7
Marine eliminations	(80.5)	—	(80.5)
Total	$753.8	$394.9	$1,148.7

	Six Months Ended
	June 30, 2018
	Marine Engine	Boat (1)	Total
Geographic Markets
United States	$1,070.9	$554.6	$1,625.5
Europe	211.0	85.1	296.1
Asia-Pacific	100.9	13.9	114.8
Canada	68.3	104.9	173.2
Rest-of-World	70.3	12.9	83.2
Marine eliminations	(177.1)	—	(177.1)
Total	$1,344.3	$771.4	$2,115.7

Major Product Lines
Propulsion	$805.3	$—	$805.3
Parts & Accessories	716.1	—	716.1
Aluminum Freshwater Boats	—	331.3	331.3
Recreational Fiberglass Boats	—	268.2	268.2
Saltwater Fishing Boats	—	169.7	169.7
Business Acceleration	—	2.2	2.2
Marine eliminations	(177.1)	—	(177.1)
Total	$1,344.3	$771.4	$2,115.7

(1) Includes net sales related to Sea Ray Sport yacht & yachts; for the three months ended June 30, 2018, Sport yacht & yacht sales were $19.9 million, consisting of $17.6 million in the United States, $1.2 million in Canada, $0.6 million in Asia-Pacific and $0.5 million in Rest-of-World; for the six months ended June 30, 2018, Sport yacht & yacht sales were $35.0 million, consisting of $32.4 million in the United States, $1.3 million in Asia-Pacific, $0.8 million in Canada and $0.5 million in Rest-of-World.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	June 29, 2019	December 31, 2018	June 30, 2018
Assets
Current assets
Cash and cash equivalents, at cost, which approximates fair value	$656.1	$294.4	$435.9
Restricted cash	11.6	9.0	9.4
Short-term investments in marketable securities	0.8	0.8	0.8
Total cash and short-term investments in marketable securities	668.5	304.2	446.1
Accounts and notes receivable, net	484.5	351.8	412.4
Inventories
Finished goods	528.8	490.8	371.1
Work-in-process	98.2	94.1	106.3
Raw materials	174.8	189.1	163.9
Net inventories	801.8	774.0	641.3
Prepaid expenses and other	56.6	72.9	36.8
Current assets held for sale	—	377.2	354.4
Current assets	2,011.4	1,880.1	1,891.0

Net property	747.0	694.5	595.0

Other assets
Goodwill	410.7	377.3	33.5
Other intangibles, net	599.4	585.8	58.5
Operating lease assets	80.4	—	—
Deferred income tax asset	144.2	97.8	176.6
Equity investments	32.7	32.6	30.0
Other long-term assets	15.0	13.1	12.5
Long-term assets held for sale	—	610.3	639.6
Other assets	1,282.4	1,716.9	950.7

Total assets	$4,040.8	$4,291.5	$3,436.7

Liabilities and shareholders’ equity
Current liabilities
Short-term debt and current maturities of long-term debt	$40.3	$41.3	$4.7
Accounts payable	412.9	458.2	374.6
Accrued expenses	562.5	502.1	503.8
Current liabilities held for sale	—	255.0	232.1
Current liabilities	1,015.7	1,256.6	1,115.2

Debt	1,240.1	1,179.5	429.0
Other long-term liabilities	247.7	173.2	295.0
Long-term liabilities held for sale	—	99.6	96.5
Shareholders’ equity	1,537.3	1,582.6	1,501.0
Total liabilities and shareholders’ equity	$4,040.8	$4,291.5	$3,436.7

Supplemental Information
Debt-to-capitalization rate	45.4%	43.5%	22.4%

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Six Months Ended
	June 29, 2019	June 30, 2018
Cash flows from operating activities
Net earnings	$41.2	$151.9
Less: net earnings (loss) from discontinued operations, net of tax	(147.1)	20.0
Net earnings from continuing operations	188.3	131.9
Stock compensation expense	7.0	6.2
Depreciation and amortization	66.4	49.9
Pension expense, net of (funding)	1.2	(33.3)
Asset impairment charges	2.9	24.9
Deferred income taxes	29.3	14.0
Changes in certain current assets and current liabilities	(154.0)	(58.7)
Long-term extended warranty contracts and other deferred revenue	6.1	6.0
Income taxes	6.4	29.9
Other, net	(6.2)	(3.8)
Net cash provided by operating activities of continuing operations	147.4	167.0
Net cash (used for) provided by for operating activities of discontinued operations	(8.1)	33.9
Net cash provided by operating activities	139.3	200.9

Cash flows from investing activities
Capital expenditures	(135.2)	(81.7)
Investments	(0.2)	(5.8)
Acquisition of businesses, net of cash acquired	(64.4)	—
Proceeds from the sale of property, plant and equipment	—	0.1
Other, net	—	(0.2)
Net cash used for investing activities of continuing operations	(199.8)	(87.6)
Net cash provided by (used for) investing activities of discontinued operations	481.9	(8.5)
Net cash provided by (used for) investing activities	282.1	(96.1)

Cash flows from financing activities
Proceeds from issuances of short-term debt	655.0	—
Payments of short-term debt	(655.0)	—
Net proceeds from issuances of long-term debt	223.1	—
Payments of long-term debt including current maturities	(168.1)	(0.3)
Common stock repurchases	(69.8)	(70.0)
Cash dividends paid	(36.4)	(33.1)
Proceeds from share-based compensation activity	0.9	1.2
Tax withholding associated with shares issued for share-based compensation	(8.0)	(12.0)
Other, net	(0.2)	—
Net cash used for financing activities	(58.5)	(114.2)

Effect of exchange rate changes	1.4	(3.5)
Net Increase (decrease) in Cash and cash equivalents and Restricted cash	364.3	(12.9)
Cash and cash equivalents and Restricted cash at beginning of period	303.4	458.2

Cash and cash equivalents and Restricted cash at end of period	667.7	445.3
Less: Restricted cash	11.6	9.4
Cash and cash equivalents at end of period	$656.1	$435.9

Reconciliation
Free cash flow
Net cash used for operating activities	$147.4	$167.0

Net cash provided by (used for):
Plus: Capital expenditures	(135.2)	(81.7)
Plus: Proceeds from the sale of property, plant and equipment	—	0.1
Plus: Effect of exchange rate changes	1.4	(3.5)
Less: Cash impact of Sport Yacht & Yacht operations, net of tax	—	(13.8)
Free cash flow	$13.6	$95.7